                                                                  EXHIBIT 4.1(a)



[LOGO OF THE CIT GROUP APPEARS HERE]                            March 23, 1998



J.S. OSHMAN AND CO., INC.
Oshman Sporting Goods Co., Alabama
Oshman Sporting Goods Co., Axizona
Oshman Sporting Goods Co., Arkansas
Oshman Sporting Goods Co., California
Oshman Sporting Goods Co., Colorado
Oshman Sporting Goods Co., Florida
Oshman Sporting Goods Co., Georgia
Oshman Sporting Goods Co., Hawaii
Oshman Sporting Goods Co., Kansas
Oshman Sporting Goods Co., Louisiana
Oshman Sporting Goods Co., Michigan
Oshman Sporting Goods Co., Minnesota
Oshman Sporting Goods Co., Missouri
Oshman Sporting Goods Co., Nevada
Oshman Sporting Goods Co., New Jersey
Oshman Sporting Goods Co., New Mexico
Oshman Sporting Goods Co., New York
Oshman Sporting Goods Co., Ohio
Oshman Sporting Goods Co., Oklahoma
Oshman Sporting Goods Co., Oregon
Oshman Sporting Goods Co., South Carolina
Oshman Sporting Goods Co., Tennessee
Oshman Sporting Goods Co., Texas
Oshman Sporting Goods Co., Utah
Oshman Sporting Goods Co., Washington
Oshman's Ski Skool, Inc.
Oshman's Sporting Goods, Inc.-Services

Oshman's Sporting Goods, Inc., as Parent and Guarantor
2302 Maxwell Lane
Houston, TX


        Re: Amendment No. I to Amended and Restated Financing Agreement among us, dated as of December 15, 1997 (herein the "Financing Agreement")

Gentlemen:

Reference is made to the Financing Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement.

A. Pursuant to mutual understanding, the Financing Agreement is hereby amended, effective as of March 1, 1998, as follows:

1. Section I of the Financing Agreement is hereby amended by adding thereto the following new definitions in alphabetical order:

"FIXED RATE shall mean the sum of three percent (3.00%) plus the Treasury Rate in effect on the third business day prior to the Fixed Rate Election Date."

"FIXED RATE LOAN shall mean a loan in the original principal amount of $10,000,000 for which the Companies have elected to use the Fixed Rate pursuant to Paragraph I of Section 7 hereof."

"FIXED RATE BREAKAGE PRICE shall mean the sum of (a) the greater of (i) the original principal balance of the Fixed Rate Loan or (ii) the sum of the values of the principal payment at the Early Termination Date with respect to the Fixed Rate Loan (such payment of principal payable on the Early Termination Date being herein referred to as a "Payment") plus the value of all related scheduled interest payments with respect to such loan to be prepaid from the Early Termination Date to the Fixed Rate Maturity Date plus (b) an amount determined by multiplying the prepaid amount of the Fixed Rate Loan by (i) two percent (2%) per annum for the number of days from Early Termination Date to the Fixed Rate Maturity Date, if the Early Termination Date is on or prior to the first anniversary date of the Fixed Rate Loan (for the purposes of this provision, such anniversary date being 365 days from the Fixed Rate Election Date); (ii) two percent (2%) per annum for the number of days from the Early Termination Date to the Fixed Rate Maturity Date, if the Early Termination Date is subsequent to such first anniversary date of the Fixed Rate Loan and on or prior to the second anniversary date of the Fixed Rate Loan (for the purposes of this provision, such anniversary date being 730 days from the Fixed Rate Election
Date) or (iii) one half of one percent (0.50%) per annum for the number of days from the Early Termination to the Fixed Rate Maturity Date, if the Early Termination Date is subsequent to such second anniversary date of the Fixed Rate Loan and prior to the Fixed Rate Maturity Date. The value of each such Payment (in (a) above) and all such related interest payments shall be determined by discounting, at the Prepayment Treasury Rate (as hereinafter defined) in effect on the Early Termination Date, such Payment and all such related interest payments from the respective scheduled payment dates of each such Payment and all such related interest payments to the Early Termination Date (but in no event shall such discounted amount be less than zero). The term "Prepayment Treasury Rate", as used herein means, with respect to each Payment the yield which shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having maturities as close as practicable to the scheduled payment dates of each such Payment, as published in (x) the most recent Federal Reserve Statistical Release H.15(519) or any successor publication thereto as such dates and (y) the eastern edition of the Wall Street Journal under the column heading "Ask. Yld." for Government Bonds and Notes in the Treasury Bonds, Notes and Bills section, published on the third business day prior to prepayment."

"FIXED RATE ELECTION DATE shall mean the date on which the Companies may elect, pursuant to a Fixed Rate Election Notice to CITBC, to use the Fixed Rate for the Fixed Rate Loan."

"FIXED RATE ELECTION NOTICE shall mean a written notice from the Companies to CITBC, to be given, if at all, by the Companies at their sole option, during the Fixed Rate Election Period, in which the Companies may select a Fixed Rate Election Date on which the Fixed Rate shall become effective pursuant to Paragraph I of Section 7 hereof."

"FIXED RATE ELECTION PERIOD shall mean the period commencing March 23, 1998 and ending on the thirtieth day after such date during which the Companies may elect to use the Fixed Rate for a loan with a principal amount equal to $10,000,000 of the then outstanding principal balance of Revolving Loans."

"FIXED RATE MATURIJY DATE shall mean a period of thirty-six (36) months (or as close a practicable thereto) from the Fixed Rate Election Date on which the Fixed Rate Loan shall mature by its terms."

"TREASURY RATE shall mean an interest rate per annum (based on a year of three hundred and sixty (360) days) equal to the yield which shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having maturities as close as practicable to the Fixed Rate Maturity Date, as published in (i) the most recent Federal Reserve Statistical Release H.15(519) or any successor publication thereto as of the third business day prior to the Fixed Rate Election Date or (ii) the eastern edition of the Wall Street Journal under the column heading "Ask. Yld." for Government Bonds and Notes in the Treasury Bonds, Notes and Bills section, published on the third business day prior Fixed Rate Election Date."

2. Section I of the Financing Agreement is hereby amended by amending and restating in their entirety the following definitions set forth therein to read as follows:

"ANNIVERSARY DATE shall mean August 31, 2001, and the same date in every year thereafter (notwithstanding the date of the Fixed Rate Maturity Date); provided, however, that if the Companies give notice, in accordance with Section 10 of this Financing Agreement, to terminate on an Anniversary Date and such date is not a business day, then the Anniversary Date shall be the next succeeding business day."

"EARLY TERMINATION DATE shall mean i) the date on which the Companies terminate this Financing Agreement or the Revolving Line of Credit, if such date is prior to (but not on) an Anniversary Date; and/or, ii) if the Companies shall have given CITBC the Fixed Rate Election Notice, then solely with respect to the Fixed Rate Loan, (A) the date (if prior to the Fixed Rate Maturity Date) on which the outstanding principal balance of the Revolving Credit shall be less than $10,000,000 or (B) any date on which prepayment of the Fixed Rate Loan occurs prior to (but not on) the Fixed Rate Maturity Date."

"EARLY TERMINATION FEE shall i) mean the fee CITBC is entitled to charge the Companies in the event the Companies or any one of them terminate the Revolving Line of Credit or this Financing Agreement on a date prior to (but not on) the initial or any subsequent Anniversary Date and/or, with respect to the Fixed Rate Loan, on a date described in clause (ii)(A) or (B) of the definition of Early Termination Date; and ii) be determined by calculating the sum of a) the average daily balance of the Revolving Loans (excluding the Fixed Rate Loan) for the period from August 31, 1992 to the Early Termination Date plus b) the average daily undrawn face amount of the Letters of Credit outstanding for the period from August 31, 1992 to the Early Termination Date, and multiplying that sum by (1) two percent (2%) per annum for the number of days from the Early Termination Date to August 31, 2001 if the Early Termination Date is on or prior to August 31, 1998, or (2) two percent (2%) per annum for the number of days from the Early Termination Date to the Next Anniversary Date if the Early Termination Date is subsequent to August 31, 1998 and on or prior to August 31, 1999; or (3) one-half of one percent (0.5%) per annum for the number of days from the Early Termination Date to the Next Anniversary Date if the Early Termination Date is subsequent to August 31, 1999 and on or prior to August 31, 2000; and (4) one-half of one percent (0.5%) per annum for the number of days from the Early Termination Date to the Next Anniversary Date if the Early Termination Date is subsequent to August 31, 2000 but on a date which is prior to the Next Anniversary Date; plus c) the applicable Fixed Rate Breakage Price if the Companies shall have given CITBC a Fixed Rate Election Notice."

"ELIGIBLE INVENTORY shall mean the gross amount of each Company's Inventory that CITBC has a first and exclusive lien on and that conforms to the warranties herein less any i) (omitted intentionally), ii) supplies, iii) Inventory not present in the United States of America, iv) Inventory returned or rejected by any Company's customers other than Inventory that is undamaged and resalable in the normal course of business, v) Inventory to be returned to a Company's suppliers, vi) Inventory in transit to third parties, and vii) reserves required by CITBC in its reasonable judgment and without duplication but only for the following: (a) special order Inventory; (b) market value declines; (c) bill and hold (deferred shipment or consignment sales); (d) markdowns; (e) shrinkage; (f) Inventory which is not located at a Company's retail store location or warehouse, but any Inventory within the United States of America and in transit to a Company's retail store location or warehouse shall not be reserved for; (g) pack-a-ways; (h) demonstration items; (i) damaged or defective Inventory; (j) slow moving and obsolete Inventory; (k) out-of-season merchandise; (1) Inventory at outlet locations; (m) Inventory held for lease; (n) items of Inventory not sold by any Company as of the date of execution of this Financing Agreement and not otherwise determined by CITBC to be "Eligible Inventory"; and (o) a reserve in the amount of up to (i) $2,500,000.00 when the Inventory advance rate is sixty percent (60%) and (ii) $2,307,692.00 when the Inventory advance rate is sixty-five percent (65%), on a continuing basis in lieu of landlord waivers in favor of CITBC for leased retail stores. The amount of such reserves shall be determined solely by CITBC in its reasonable business judgment using standards consistently applied. Such standards shall take into consideration amounts representing, historically, a Company's reserves, discounts, returns, claims, credits and allowances."

"LIBOR PROCESSING FEE shall mean, with respect to the period of Financing Agreement ending March 1, 1998, the sum of $500.00 which CITBC shall be entitled to charge the Companies in accordance with, but subject to, the provisions of
Section 7 of this Financing Agreement upon the election of a Libor Loan, and zero dollars ($00.00) thereafter."

"LINE OF CREDIT FEE shall: i) mean the fee due CITBC at the end of each month for the Revolving Line of Credit and ii) be determined by multiplying x) the Revolving Line of Credit less the sum of a) the average daily Revolving Loans (including any Fixed Rate Loan) outstanding during such month plus b) the average daily undrawn face amount of all outstanding Letters of Credit for said month, by y) the percentage, with respect to the period of Financing Agreement ending March 1, 1998, equal to three eighths of one percent (0.375%) per annum and one quarter of one percent (0.25%) per annum thereafter, for the number of days in said month during which this Financing Agreement was in effect."

"NEXT ANNIVERSAEY DATE shall mean, with respect to any particular date occurring prior to August 31, 2001, August 31, 2001, and with respect to any date occurring after August 31, 2001, the Anniversary Date next succeeding such date."

"REAL ESTATE shall mean each of the Companies' fee interests in the real property, which will be, encumbered, mortgaged, pledged or assigned to CITBC or its designee, located in West Los Angeles, California."

3. Section I shall be amended by deleting therefrom the definitions of "Minimum Availabilily," "Projections" and "Inventory Turnover Ratio."

4. The second sentence of Paragraph I of Section 3 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     "Such loans and advances shall be in amounts up to the lesser of (such lesser amount, the "Borrowing Base" ): (a) (i) during any Seasonal Inventory Advance Rate Period, sixty-five percent (65%), and (ii) at all other times, sixty percent (60%) of the aggregate value of each of the Companies' respective Eligible Inventory determined at cost, by the retail inventory method, using a valuation on a first in, first out basis in accordance with GAAP (herein "FIFO") excluding freight and capitalized buying, handling and distribution costs, as reflected on the Companies' books and records; or (b) (i) during any Seasonal Inventory Advance Rate Period, thirty-eight percent (38%), and (ii) at all other times, thirty-five percent (35%), of the aggregate value of each of the Companies' respective Eligible Inventory determined at retail by the retail inventory method, using a FIFO valuation, excluding freight and capitalized buying, handling and distribution costs, as reflected on the Companies' books and records."

5. Paragraphs 14 and 23 of Section 6 shall be deemed deleted and each such section shall be deemed to read "(omitted intentionally)".

6. Parayraph I of Section 7 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     " 1. (A) Interest on the Revolving Loans shall be payable monthly as of the end of each month or with respect to any Libor Loan, at the end of the Libor Period with respect to any such loan, and shall be an amount equal to
     (a) The Chase Manhattan Bank Rate,
on a per annum basis, on the average of the net balances owing by all of the Companies to CITBC in the Collective Account at the close of each day during such month on balances other than Libor Loans and Fixed Rate Loans and (b) two and one-eighth percent (2.125%) plus Libor on each Libor Loan as to any then outstanding Revolving Loans which is a Libor Loan, on a per annum basis, on the average of the net balances of each such Libor Loans owing by the Companies to CITBC in the Collective Account at the close of each day during such month for the Libor Period applicable thereto, and (c) the Fixed Rate as to any then outstanding Revolving Loan which is a Fixed Rate Loan; but in no event shall the interest charged hereunder exceed the Maximum Legal Rate.

     The Companies may elect to use Libor as to any then outstanding Revolving Loans (other than any Fixed Rate Loan) provided (i) there is then no Default or Event of Default, (ii) the Companies have so advised CITBC of their election to use Libor, the principal amount of such Libor Loan and the Libor Period applicable thereto is selected no later than two (2) business days preceding the first business day of a Libor Period and (iii) the election and Libor shall be effective, provided, there is then no Default or Event of Default, on the third business day following said notice. The Libor elections must be for integral multiples of $1,000,000.00 and the Companies shall, for the period of this Financing Agreement ending March 1, 1998, pay CITBC a non-refundable Libor Processing Fee upon the effective date of each Libor Loan, provided, however, that there shall be no such Libor Processing Fee for the first four (4) Libor Loans in any calendar year which have a three (3) month Libor Period.

     The Companies may also elect to use the Fixed Rate as to any then outstanding Revolving Loans (other than any then existing Libor Loan) on five
(5) business days prior written notice provided (i) there is then no Default or Event of Default on the date of the Fixed Rate Election Notice, (ii) the Companies have so advised CITBC of their election to use the Fixed Rate pursuant to a Fixed Rate Election Notice within the Fixed Rate Election Period and (iii) such election and Fixed Rate shall be effective, provided, there is then no Default or Event of Default on the fifth business day following the Fixed Rate Election Notice. The Fixed Rate Election Notice must be for an amount of $10,000,000.00, must be delivered on or before the end of the Fixed Rate Election Period and only one such election may be made during the term of this Financing Agreement.

     If no such election is timely made or can be made with respect to the Fixed Rate Loans or Libor Loans, or Libor or the Fixed Rate can not be determined by CITBC (or any participant or co-lender upon prior written notice by such participants or co-lender to CITBC and the Companies), then CITBC shall use The Chase Manhattan Bank Rate to compute interest. In the event of any change in The Chase Manhattan Bank Rate, the rate under clause (a) above shall change, as of the first of the month following any change, so as to remain equal to The Chase Manhattan Bank Rate. The rates hereunder shall be calculated based on a three hundred sixty (360) day year for actual days elapsed. CITBC shall be entitled to charge the Collective Account at the rate provided for herein when due until all Obligations have been paid in full.

     (B) Subject to compliance with the conditions set forth in this subparagraph (B), the Companies shall be entitled to interest rate reductions (each an "Interest Rate Reduction") as outlined below:

     If the ratio of all of the Companies' Average Loan Balances to EBITDA: (i) is equal to or less than the Companies' financial projections with respect to any fiscal year, as indicated in projections delivered to CITBC pursuant to Subsection (d) of Paragraph 7 of Section 6 (herein "Financial Projections") and the interest spread for the prior fiscal year has been increased pursuant to clause (ii) below, then the interest spread, if any, over (a) The Chase Manhattan Bank Rate shall be decreased by three-eighths of one percent (.375%),
(b) the Libor rate shall be decreased by three-eighths of one percent (.375%) and (c) the Fixed Rate shall remain unchanged; and (ii) is greater than the Companies' Financial Projections for any fiscal year and the spread for the prior fiscal year has been computed in accordance with Clause (A) hereinabove, then the then interest spread, if any, over (a) The Chase Manhattan Bank Rate shall be increased by three-eighths of one percent (.375%), (b) the Libor rate shall be increased by three-eighths of one percent (.375%) and (c) the Fixed Rate shall remain unchanged (each increase being an "Interest Rate Increase"). "Average Loan Balances" as used herein shall mean the average of the net balances owing by all the Companies to CITBC in the Collective Account as of the last day of each month for the twelve (12) months in the fiscal year then ended.

In addition to the foregoing requirements, each Interest Rate Reduction is subject to the Companies compliance with each of the following conditions (i) through (v) below and the effective date of each Interest Rate Increase is governed by (iii) and (iv) below:

(i) Timely receipt by CITBC of the Companies' audited Consolidated Balance Sheet and income statement (the "Financial Statements") in accordance with the provisions of paragraph 7 of Section 6;
(ii)  The absence of any Default or Event of Default;
(iii) As to the spread over The Chase Manhattan Bank Rate, and any Interest Rate Reduction or the Interest Rate Increase, any such decreases or increases will be effective on the first day of the month following CITBC's receipt of the Financial Statements with respect to the fiscal year which the Companies are determined to be eligible for such Interest Rate Reduction or such Interest Rate Increase;
(iv) As to the spread over the Libor rate, and any Interest Rate Reduction or Interest Rate Increase with respect thereto, as the case may be, any such decreases or increases shall only be applicable to a Libor Loan requested and commencing on or after CITBC's receipt of the applicable Financial Statements, and will be effective on the first day of any such new Libor Period; and
(v) In no event shall the total of all Interest Rate Reductions or Interest Rate Increases hereunder on the Revolving Loan (excluding the Fixed Rate Loan which shall not change) reduce or increase the applicable rates by more than three-eighths of one percent (.375%) from those rates then in effect.

                For purposes of clarification of the foregoing: 1) in no event shall the interest rate applicable to (x) Revolving Loans (other than any Fixed Rate Loan or Libor Loan) be less than The Chase Manhattan Bank Rate, (y) Libor Loans be less than the Libor rate, plus two and one-eighth percent (2.125%) per annum, and (z) the Fixed Rate Loan, if any, be less than the Fixed Rate; and 2) nothing contained in the preceding subparagraph (v) is intended to modify the provisions of paragraph 2 of
        Section 9 providing for the right of CITBC to charge the Default Rate of Interest as set forth therein."


7. Paragrah 2 of Section 7 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

                "2. In consideration of the Letter of Credit Guaranty of CITBC, the Companies shall pay CITBC the Letter of Credit Guaranty Fee which shall be an amount equal to one percent (1.00%) per annum, payable monthly, on the outstanding amount of each Letter of Credit."

8. Paragraph 9 of Section 7 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

                "9. The Companies jointly and severally agree to pay to CITBC, upon the request of CITBC, such amount or amounts as shall compensate CITBC (or any of its participants or co-lenders) for any loss, costs or expenses incurred by CITBC (as reasonably determined by CITBQ as a result of: (a) any payment or prepayment on a date other than the last day of a Libor Period for such Libor Loan, or (b) any failure of the Companies to borrow a Libor Loan on the date for such borrowing specified in the relevant notice or (c) any payment or prepayment of any Fixed Rate Loan on a date other than the Fixed Rate Maturity Date for such loan or (d) any failure of the Companies to borrow the Fixed Rate Loan on the date for such borrowing specified in the Fixed Rate Election Notice or (e) any reduction below $10,000,000 of the Revolving Loans without regard to existing Libor Loans or other loans based on The Chase Manhattan Bank Rate if, solely with respect to such Fixed Rate Loan, the Companies shall have given the Fixed Rate Election Notice; such compensation to include, without limitation, (i) with respect to Libor Loans, an amount equal to any loss or expense suffered by CITBC (or any of its participants or co-lenders) during the period from the date of receipt of such payment or prepayment or the date of such failure to borrow to the last day of such Libor Period if the rate of interest obtained by CITBC upon the reemployment of an amount of funds equal to the amount of such payment, prepayment or failure to borrow is less than the rate of interest applicable to such Libor Loan for such Libor Period and (ii) with respect to any Fixed Rate Loan, the Fixed Rate Breakage Price. The determination by CITBC of the amount of any such loss or expense, when set forth in a written notice to the Companies, containing CITBC's calculations hereon in reasonable detail, shall be conclusive on the Companies, in the absence of manifest error."

9. Subparagraph g) of Paragraph 1 of Section 9 of the Financing Agreement is hereby amended and restated to read in its entirety as follows:

     "g) breach by the Companies, or any one of them, of any warranty, representation or covenant of: i) the first sentence of Paragraph 3 of Section 3 hereof; or ii) the second, third and fourth sentences of Paragraph 4 of Section 3 hereof; or iii) Paragraph 3 of Section 5 hereof, or iv) Paragraph 4 of Section 6 hereof, or v) Paragraph 9 of Section 6 hereof; or vi) Paragraph 10 (other than Permitted Encumbrances pursuant to subparagraph 1.a) of Section 6 hereof; or
vii) Paragraph 11 of Section 6 hereof; or viii) Paragraph 24 of Section 6 hereof;"

10. Section 10 shall be amended by adding thereto the following sentence at the end of such section:

     "If the Companies or CITBC terminate this Financing Agreement and the Revolving Line of Credit as hereinabove contemplated, such termination shall, to the extent any Fixed Rate Loan is in then effect, likewise terminate such Fixed Rate Loan on the date of such termination, whether such termination date coincides with the Fixed Rate Maturity Date or not; it being agreed that the Fixed Rate Loan shall under no circumstances extend the effectiveness of this Financing Agreement or the Revolving Line of Credit beyond such termination date to the Fixed Rate Maturity Date or any other date whatsoever."


11. Exhibit A to the Financing Agreement shall be amended, restated and replaced in form of the Availability Report attached hereto as Annex I hereto.

B. Each Guarantor ratifies, approves and reaffirms all of its obligations under its Guarantee and acknowledges that its Guarantee is not subject to any claims, defenses or offsets. Each Guarantor also acknowledges that the term Obligations shall include, without limitation, all indebtedness, liability or other obligations, as modified by this amendment, of the Companies jointly and severally. Furthermore, each Guarantor hereby agrees that nothing contained in this Financing Agreement, as hereby amended, or any other Loan Documents shall adversely affect any right or remedy of CITBC under any Guarantee and that the execution and delivery of this amendment and the other Loan Documents shall in no way change or modify its obligations as guarantor, debtor, pledgor, assignor, obligor and/or grantor under the its Guarantee except as specifically provided in this Part B and shall not constitute a waiver by CITBC of any of its rights against such Guarantor.

C. The Companies shall pay the Documentation Fees in connection with the preparation, execution, negotiation and consummation of this amendment (pursuant to clause (ii) of the definition of such term).

Except as otherwise provided herein, no other change in any of the terms or provisions of the Financing Agreement is intended or implied. If the foregoing is in accordance with your understanding, please sign and return to us the enclosed copy of this letter to so indicate.

                                        Very truly yours,

                                        THE CIT GROUP/BUSINESS CREDIT, INC.

                                        By /s/ Pam Wozniak
                                           -----------------------------
                                           Pam Wozniak
                                           Assistant Vice President

Read and Agreed to:

J.S. OSHMAN AND CO., INC.
OSHMAN SPORTING GOODS CO., ALABAMA
OSHMAN SPORTING GOODS CO., ARIZONA
OSHMAN SPORTING GOODS CO., ARKANSAS
OSHMAN SPORTING GOODS CO., CALIFORNIA
OSHMAN SPORTING GOODS CO., COLORADO
OSHMAN SPORTING GOODS CO., FLORIDA
OSHMAN SPORTING GOODS CO., GEORGIA
OSHMAN SPORTING GOODS CO., HAWAII
OSHMAN SPORTING GOODS CO., KANSAS
OSHMAN SPORTING GOODS CO., LOUISIANA
OSHMAN SPORTING GOODS CO., MICHIGAN
OSHMAN SPORTING GOODS CO., MINNESOTA
OSHMAN SPORTING GOODS CO., MISSOURI
OSHMAN SPORTING GOODS CO., NEVADA
OSHMAN SPORTING GOODS CO., NEW JERSEY
OSHMAN SPORTING GOODS CO., NEW MEXICO
OSHMAN SPORTING GOODS CO., NEW YORK
OSHMAN SPORTING GOODS CO., OHIO
OSHMAN SPORTING GOODS CO., OKLAHOMA
OSHMAN SPORTING GOODS CO., OREGON
OSHMAN SPORTING GOODS CO., SOUTH CAROLINA
OSHMAN SPORTING GOODS CO., TENNESSEE
OSHMAN SPORTING GOODS CO., TEXAS
OSHMAN SPORTING GOODS CO., UTAH
OSHMAN SPORTING GOODS CO., WASHINGTON
OSHMAN'S SKI SKOOL, INC.
OSHMAN'S SPORTING GOODS, INC.-SERVICES

OSHMAN'S SPORTING GOODS, INC., as Parent and Guarantor

By /s/  A. Lynn Boerner
  ---------------------------
  Title: A. Lynn Boerner
        Vice President and Chief Accounting Officer
   of each of the above Companies

                                    ANNEX I

                          FORM OF AVAILABILITY REPORT

                                [See attached.]

                    AVAILABILITY REPORT #_________________
                              Date_______________

To:     The CIT Group/Business Credit, Inc.
        Two Lincoln Centre, Suite 200
        5420 LBJ Freeway
        Dallas, Texas 75240
        972-455-1690

1. ELIGIBLE INVENTORY
   A.  COST INVENTORY
       Per Schedule Attached Dated ______                           $__________
       Per Confirmation No.____  Dated _____

Less Reserves:
  POS Markdown Reserve                              $__________
  Seasonal Reserve - Hard Markdowns                 $__________
  Slow Moving/Obsolete Reserve                      $__________
  Outlet Inventory                                  $__________
  Accrued Shrinkage                                 $__________
  Highly Seasonal Goods                             $__________
  Landlord Waivers                                  $__________
  Other (Off-site ski sales and demo racquets)      $__________
  Return to Vendor Merchandise                      $__________
  Total Reserves                                    $__________

  Net Eligible Cost Inventory                                       $__________
  Rate of Advance: [60%] [65%, if Seasonal Inventory Advance        $__________
  Rate Period]

  B. RETAIL INVENTORY
     Per Schedule Attached Dated ______             $__________
     Per Confirmation No._____ Dated ______
     Less Reserves:
       Total Cost Ineligibles -- (I-IMU%)           $__________
     Net Eligible Retail Inventory                                  $__________
     Rate of Advance: [35%] [38%, if Seasonal Inventory             $__________
     Advance Rate Period]
2.  INVENTORY COLLATERAL VALUE

    A. The Lesser of [60%] [65%, if Seasonal        $__________
       InventoryAdvance Rate Period] of cost or 35%
       or [38%, if Seasonal Inventory Advance Rate
       Period] of Retail
    B. The Lesser of (A) or [$65,000,000 plus the   $__________
       Increment, if elected] [plus $15,000,000, if Seasonal Overline Period] Line Cap Total
       Inventory Collateral Value

3.  LOAN PLUS LETTER OF CREDIT EXPOSURE
    AND AVAILABILITY RESERVE
     Standby Letters of Credit                                      $__________
     Documentary Letters of Credit                                  $__________
     Availability Reserve for store closings, if applicable         $__________
     Availability Reserve for sales tax liabilities, if applicable  $__________
     Loan Balance Brought Forward                   $__________
                   Less: Cash Received              $__________
                             Sub Total              $__________
                   Plus: Other Additions            $__________
                      Advances Since Last Report    $__________
     New Loan Balance                                               $__________
       NET AVAILABLE PER OUR BOOKS                                  $__________

For the purpose of inducing The CIT Group/Business Credit, Inc. to grant loans to us under the Financing Agreement, we hereby certify that in our judgment the above stated cost and retail Inventory amounts are substantially true and correct as of this report.


                                            --------------------------------
                                                     (Client's Name)

                                            By:
                                               -----------------------------
                                                   (Authorized Signature)